Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”), dated October 1, 2016 (“Effective Date”), is made between Turtle Beach Corporation, a company organized under the laws of the state of Nevada (“Turtle Beach”), whose business address is at 12220 Scripps Summit Drive, Suite 100, San Diego, CA 92131, and Rodney Schutt, an individual residing at                     (“Consultant”).

1.	Consultation Services: Turtle Beach hereby engages the Consultant to provide advice and perform services related to Turtle Beach’s HyperSound business, and perform such other services and deliver such other deliverables as may reasonably be requested by Turtle Beach from time to time during the term of this Agreement (“Services”) in accordance with the terms and conditions set forth in this Agreement. The Services may not be assigned by Consultant to any other person or entity without advance written approval by Turtle Beach. Turtle Beach and the Consultant may agree upon a separate Statement of Work (“SOW”) with respect to a particular project, which SOW may set forth specific tasks, deliverables, time lines, fees, and other terms with respect to such project. Consultant shall provide such resources as shall be necessary to perform the Services. Nothing in this Agreement obligates Turtle Beach to request any Services from Consultant during the term of this Agreement. Consultant shall notify Turtle Beach at least three business days prior to becoming an employee or consultant to any other business or company.

2.	Deliverables: All Services (including without limitation any required deliverables) must be completed by Consultant by the deadlines provided by Turtle Beach. In the event Consultant anticipates at any time that Consultant will not complete one or more milestones, assignments or projects within the prescribed timetable, Consultant shall immediately so inform Turtle Beach by written notice, submit proposed revisions to the timetable that reflect Consultant’s best estimates of what can realistically be achieved, and continue to work under the original timetable until agreed otherwise by Turtle Beach. Consultant shall also prepare and submit such further reports of performance and progress as Turtle Beach may reasonably request from time to time. In the event Turtle Beach is dissatisfied with any deliverable requested from Consultant, Turtle Beach will specify the nature and scope of the deficiencies in such deliverable and Consultant shall, upon receipt of such rejection, act diligently to promptly correct such deficiencies where reasonably feasible, without additional compensation to Consultant.

3.	Documentation: Consultant must maintain unambiguous and thorough documentation of any Services provided under this Agreement such that any knowledgeable person with qualifications similar to those of the Consultant will be capable of understanding and continuing the work performed by Consultant. Consultant agrees that all such documentation will be the property of Turtle Beach and must be surrendered to Turtle Beach upon demand and no later than the termination of this Agreement.

4.

Term of Agreement: This Agreement will begin on the Effective Date and continue until terminated as described in this Section. This Agreement may be terminated (a) by Turtle Beach at any time by written notice to the Consultant, or (b) by the Consultant after the first 31 days following the Effective Date upon at least two weeks’ written notice to Turtle Beach. Upon termination of this Agreement by Turtle Beach, Consultant shall immediately cease performing the Services and deliver to Turtle Beach, in a form and format reasonably requested by Turtle

Beach, any work in progress or similar materials prepared by Consultant as of the effective date of termination. Consultant will be paid by Turtle Beach all amounts due and owing to Consultant for Services rendered as of the date of termination. Upon termination of this Agreement by the Consultant, unless otherwise directed by Turtle Beach, Consultant will be required to complete (by any deadlines imposed) any projects or assignments that Consultant agreed (prior to the effective date of termination) to perform and will be paid by Turtle Beach pursuant to this Agreement through the date of completion of such projects or assignment. In the event Consultant fails to complete any projects or assignments by any deadlines imposed as required by the immediately preceding sentence, the Consultant will be required to satisfactorily and promptly complete all such projects or assignments, but will be paid by Turtle Beach pursuant to this Agreement only through the original deadline imposed for such project or assignment.

5.	Place Where Services Will be Rendered: From the Effective Date through October 22, 2016, the Consultant will be available to perform the Services at Turtle Beach’s offices located at 12220 Scripps Summit Drive, Suite 100, San Diego, California 92131 if requested. For the remainder of this Agreement, the Consultant will perform the Services at the locations to be determined by Consultant, provided that if Turtle Beach determines that Consultant’s physical presence is necessary from time to time at Turtle Beach’s offices or other location, and provides Consultant with reasonable advance notice of such need, Consultant shall perform the Services at the location requested by Turtle Beach at times mutually acceptable to the parties. If Turtle Beach requests that Consultant travel (other than to Turtle Beach’s offices during the first 30 days following the date hereof), Turtle Beach will reimburse Consultant for any reasonable and documented costs incurred with Turtle Beach’s prior approval and in accordance with Turtle Beach’s travel policy by Consultant in connection with any such travel.

6.	Payment to the Consultant: Consultant will be paid an amount of $7,030.00 on October 3, 2016 as full compensation for his Services under this Agreement. Except as specifically provided in this Agreement or a particular SOW governing the terms of a project (with respect to that project), Consultant shall not be entitled to any other compensation, payments, or benefits in connection with the Services, including without limitation reimbursement for expenses or costs incurred by the Consultant in connection with the Services.

7.

Equity: As of the Effective Date, Consultant (x) is the holder of options to (i) purchase 113,513 shares of Turtle Beach’s common stock under the Turtle Beach Corporation 2013 Stock-Based Incentive Compensation Plan, as amended (“2013 Plan”), pursuant to an Option Agreement dated May 20, 2015 between Turtle Beach and Consultant (the “First Option Grant”); (ii) purchase 125,000 shares of Turtle Beach’s common stock under the 2013 Plan, pursuant to an Option Agreement dated May 29, 2015 between Turtle Beach and Consultant (the “Second Option Grant”); and (iii) purchase 89,628 shares of Turtle Beach’s common stock under the 2013 Plan, pursuant to an Option Agreement dated April 4, 2016 between Turtle Beach and Consultant (the “Third Option Grant” and collectively with the First Option Grant and the Second Option Grant, the “Option Grants”) and (y) has no other awards or equity interests in Turtle Beach or any of its affiliates (collectively, the “Turtle Beach Parties”). As of the Effective Date, (i) 52,702 shares of Turtle Beach’s common stock issuable pursuant to the First Option Grant will be deemed vested and 60,811 shares of Turtle Beach’s common stock issuable pursuant thereto will be deemed unvested; (ii) 41,666 shares of Turtle Beach’s common stock issuable pursuant to the Second Option Grant will be deemed vested (collectively with the vested shares referenced under subsection (i) of this sentence, the “Effective Date Vested Shares”) and 83,334 shares of Turtle Beach’s common stock issuable pursuant thereto will be deemed unvested; and (iii) none of the shares of Turtle Beach’s common stock issuable pursuant to the Third Option Grant are vested. In exchange for performing the Services, as of the Effective Date, the Option Grants shall continue to be governed by the terms of the 2013 Plan and the applicable Option Agreement referenced above, provided that, notwithstanding anything to the contrary in such Option Agreements, and subject to Consultant’s compliance with this Agreement and any other contractual or other obligations Consultant may have to any of the Turtle Beach Parties, (i) any unvested portion of the Option Grants shall continue to vest in accordance with the terms of such Options Grants (notwithstanding the termination of Consultant’s employment with Turtle Beach) until the termination of this Agreement (but, for the avoidance of doubt, shall not be eligible for accelerated vesting upon termination of this Agreement or the engagement of the Consultant by Turtle Beach for any reason) and (ii) the Effective Date Vested Shares and any other shares issuable pursuant to the Option Grants which have vested as of the termination of this Agreement will be exercisable for six (6) months following the termination of this Agreement.

8.	Independent Consultant: The relationship of Consultant and Turtle Beach shall be that of an independent contractor. Neither Consultant nor his/her employees, if any, shall be deemed to be an employee or an agent of Turtle Beach for any purpose, and neither Consultant, nor his/her employees, if any, nor Turtle Beach shall represent or warrant the existence of such an employment or agency agreement to any third party. Both parties agree that neither party has the authority to bind or act on behalf of the other party without such party’s prior written consent. Turtle Beach shall have no responsibility or liability due to acts or omissions of Consultant or Consultant’s employees (if any). Neither Consultant nor any of Consultant’s employees (if any) shall be eligible to participate in any employee benefit, group insurance or executive compensation plan or program maintained by Turtle Beach, and to the extent Consultant or his/her employees may be eligible to so participate under the terms of any plan or program, Consultant (on behalf of Consultant and his/her employees) hereby waives any right to participate in any employee plan or program of Turtle Beach.

9.	Compliance with Laws and Standards/Insurance: Consultant represents and warrants that he is qualified by education, experience, and applicable law to perform the Services and that he has no duties or obligations to any person or entity, by agreement or otherwise, that will prevent or impair Consultant’s ability to fully perform the Services under this Agreement. Consultant agrees to immediately notify Turtle Beach if Consultant becomes subject to any duty or obligation during the term of this Agreement that may prevent or impair Consultant’s ability to fully perform the Services under this Agreement. Consultant agrees that he will, and will cause his/her employees (if any) to, provide all Services in accordance with (a) all applicable laws and regulations and (b) the standards and practices that are generally accepted in the industry and/or exercised by other persons skilled in performing similar services. Consultant acknowledges and understands that Turtle Beach will not provide Social Security, disability insurance, workers’ compensation or other coverage, or any other statutory benefits, to or for the benefit of Consultant or Consultant’s employees (if any). Consultant is solely responsible for maintaining, and will maintain, such professional, general liability, workers’ compensation, and other insurance coverage covering Consultant and his/her employees (if any) and the Services and other activities performed by Consultant and his/her employees (if any) for Turtle Beach. Such insurance shall be in commercially reasonable amounts and shall, at Turtle Beach’s request, designate Turtle Beach as a named beneficiary. Consultant shall supply Turtle Beach with Proof of Insurance upon request by Turtle Beach.

10.	Indemnification: Consultant agrees to indemnify, defend and hold harmless Turtle Beach; its affiliated entities (including without limitation Voyetra Turtle Beach, Inc. and VTB Holdings, Inc.); the members, officers, directors, employees, owners, representatives, and agents of Turtle Beach or its affiliated entities; and all other persons or entities claimed to be jointly or severally liable with any of the aforementioned persons or entities (collectively, “Indemnitees”) from and against any and all claims, causes of action, damages, demands, investigations, suits, actions, or proceedings (each, a “Claim”) for any and all liabilities, losses, damages, penalties, sums of money, interest, costs or expenses (including without limitation court costs, legal fees, awards or settlements) arising out of, in connection with, or relating to the Services, Consultant’s breach of this Agreement, or any other work, services, or activities (including without limitation the nonperformance of such work, services, or activities) by Consultant or his/her employees (if any) for Turtle Beach; provided, however, that this obligation to indemnify shall not apply to the extent that a court of competent jurisdiction or arbitrator determines that all liabilities, losses, damages, penalties, interest, costs or expenses relating to a Claim arise directly and solely from the gross negligence or willful malfeasance of Turtle Beach. These indemnification provisions shall be in addition to, and not in lieu of, any liability that the Consultant may otherwise have to Turtle Beach, and it is the intention of Turtle Beach and Consultant that the language relating to the scope of indemnification under this Section be given the broadest possible interpretation permitted by law, such that the Indemnitees be indemnified to the maximum extent permitted by law. Consultant shall immediately notify Turtle Beach in writing of any incident, occurrence, injury, or situation arising out of, in connection with, or relating to the Services, or any other work, services, or activities (including without limitation the nonperformance of such work, services, or activities), that may give rise to any Claim under this Section 10 or loss under any of the insurance coverages required under Section 9. If any Claim is commenced to which any Indemnitee proposes to demand indemnification hereunder, such Indemnitee will notify the Consultant with reasonable promptness. The Consultant shall promptly pay all costs or expenses (including without limitation court costs and legal fees) incurred by any Indemnitee in defending, participating in, or settling any such Claim, upon submission of invoices therefore, whether in advance of the final disposition of such Claim or otherwise. Indemnitees shall be considered a third party beneficiary of this Agreement for purposes of this Section 10.

11.	FCPA: For a period beginning on the date hereof and ending twenty-four (24) months after the termination of this Agreement for any reason, the Consultant shall not take any action, directly or indirectly, that would result in a violation of any applicable provisions of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) or any rule, law or regulation seeking to regulate the same or similar subject matter (“Corrupt Practice Laws”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of Corrupt Practice Laws. Without limiting the generality of any other provisions of this Agreement, Consultant covenants to conduct Consultant’s business in compliance with Corrupt Practice Laws and institute and maintain policies and procedures designed to ensure, and which are expected to continue to ensure, continued compliance therewith.

12.	Confidential Information: Consultant agrees that Consultant will have access to Confidential Information (as defined below) in connection with the performance of the Services. Accordingly, Consultant agrees that Consultant will not (and will cause each of his/her employees to not) at any time, during or after the term of this Agreement, directly or indirectly disclose (to any person or entity) or use (for Consultant’s own benefit or the benefit of any other person or entity) any Confidential Information (as defined below) without Turtle Beach’s express written consent, except as required by law. “Confidential Information” shall mean any and all confidential, proprietary or non-public knowledge, data or information in any way relating to the business of Turtle Beach, its affiliated entities, and any of its current or former members, investors, customers, directors, officers, employees, representatives, agents, and partners, including, but not limited to, information relating to financial matters, investments, budgets, business plans, marketing plans, research and development activities, customers, clients, suppliers, vendors, business contacts, products, processes, know-how, designs, methods, improvements, discoveries, inventions, ideas, data, programs, software, technology, and other works of authorship, irrespective of whether any of the foregoing items constitute a trade secret. “Confidential Information” shall not include any knowledge, data or information that becomes generally available to the public other than as a result of (in whole or in part) Consultant’s breach of this Agreement or any other obligation owed to Turtle Beach, or a breach by any other person or entity of any obligation owed to Turtle Beach of which Consultant is aware. Where disclosure of Confidential Information is required by law (or upon receipt of any request for disclosure of Confidential Information), Consultant must use Consultant’s best efforts to notify and consult with Turtle Beach prior to such disclosure (or upon receipt of any request for disclosure of Confidential Information) and cooperate with Turtle Beach in any efforts to oppose such disclosure. Upon the termination of this Agreement, or upon the earlier request of Turtle Beach, Consultant will deliver to Turtle Beach all of Turtle Beach’s property in Consultant’s (or his/her employees’) possession, custody, or control, including without limitation any Confidential Information. Consultant further agrees that he will not use or disclose, and will cause his/her employees (if any) to not use or disclose, any confidential, proprietary or non-public knowledge, data or information of any third party in connection with the Services. Notwithstanding the foregoing, (a) nothing in this Agreement prohibits Consultant from reporting possible violations of federal law or regulation to any governmental agency or self-regulatory organization or making disclosures that are protected under the whistleblower provisions of federal law or regulation; and (b) in accordance with the Defend Trade Secrets Act of 2016, Consultant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

13.

Work for Hire: Consultant agrees that all designs, trademarks, discoveries, formulas, processes, techniques, strategies, trade secrets, inventions, improvements, ideas, copyrightable works, and/or the like, including all rights to obtain, register, perfect and enforce these proprietary interests, that Consultant or Consultant’s employees (if any) may solely or jointly develop, conceive, or reduce to practice or author, in whole or in part, during the term of this Agreement that directly or indirectly relate to the Services or any work, services, or activities by Consultant or his/her employees (if any) for Turtle Beach, or are aided by the use of time, material, or facilities of Turtle Beach or its affiliates, (“Inventions”) are the sole and exclusive property of Turtle Beach and will be considered works made for hire under the federal Copyright Act. Without compensation, Consultant hereby assigns to Turtle Beach Consultant’s entire right, title, and interest in and to the Inventions, and agrees to execute all documents and take all other actions deemed necessary by Turtle Beach to protect its rights in any such Inventions, including to vest Turtle Beach or its designee with sole ownership of all Inventions. Consultant shall not display, publish, modify, create derivative works from, sell or otherwise distribute, or otherwise use or permit any third party to use the Inventions without the prior written consent of Turtle Beach. To the extent allowed by applicable law, all rights to Inventions include all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as moral rights, artist’s rights, droit moral or the like (collectively, “Moral Rights”). To the extent Consultant retains any such Moral Rights under applicable law, Consultant hereby ratifies and consents to any action that may be taken with respect to such Moral Rights by or authorized by Turtle Beach and agrees not to assert any Moral Rights with respect thereto. Consultant will confirm any such ratification, consent or agreement from time to time as requested by Turtle Beach. Consultant hereby grants Turtle Beach, without limitation, a perpetual and worldwide right to use, adapt, reproduce, distribute and publicly display the name, likeness, image, voice, and appearance of Consultant and any of Consultant’s employees (if any), that during the term of this Agreement, or otherwise relating to the Services, have been incorporated into one or more products, and/or advertising, promotional or other printed materials relating thereto, of Turtle Beach and its affiliates. Consultant further represents and warrants that Consultant’s and his/her employees’ (if any) development and use of the Inventions will not infringe, misappropriate or otherwise violate any intellectual property rights of any third party or any duty owed by Consultant or Consultant’s employees (if any) to any third party.

14.	Pre-Existing Materials: In connection with the Services or any work, services, or activities by Consultant or his/her employees (if any) for Turtle Beach, Consultant shall not use, or incorporate into any Invention, any intellectual property or other materials developed by Consultant or any other person or entity prior to the Effective Date (“Pre-Existing Materials”) without the prior written approval of Turtle Beach. Without limitation of the foregoing, if Consultant or Consultant’s employees (if any) use, or incorporate into any Invention, any Pre-Existing Materials, Consultant represents and warrants that Consultant has all rights necessary to use, and licenses to Turtle Beach the use of, such Pre-Existing Materials, and Consultant’s use and licensing to Turtle Beach of such Pre-Existing Materials does not and will not violate any agreement to which Consultant or Consultant’s employees (if any) are subject, or violate or infringe or misappropriate the intellectual property rights of any other person or entity, and Consultant hereby grants to Turtle Beach, and Turtle Beach hereby accepts, a worldwide, fully paid-up, royalty-free, irrevocable, perpetual, non-terminable, sublicensable (through multiple tiers) and transferable license to use, copy, modify and sublicense any such Pre-Existing Materials in connection with the Inventions and in connection with Turtle Beach’s business or the business of any affiliate of Turtle Beach.

15.	Non-Solicitation: During the term of this Agreement and for a period of six (6) months following the termination of this Agreement for any reason, Consultant will not, directly or indirectly, solicit any employees of Turtle Beach to terminate or reduce their employment with Turtle Beach. This restriction is in addition to, and not in lieu of, any other obligations and restrictions Consultant may have to Turtle Beach or its affiliates.

16.	Remedies: Consultant agrees that Turtle Beach will be entitled to injunctive relief, in addition to any other damages and relief to which it may be entitled, in the event Consultant breaches any of Consultant’s obligations under Sections 11, 12, 13, 14 or 15 of this Agreement. Consultant further agrees that any claim that Consultant may have against Turtle Beach under this Agreement or otherwise will not be a defense to enforcement of the obligations contained in such sections. If any covenant set forth in such sections is deemed invalid or unenforceable for any reason, it is the intention of Consultant and Turtle Beach that such covenants be equitably reformed or modified only to the extent necessary to render them valid and enforceable in all respects. Consultant acknowledges and agrees that Turtle Beach’s affiliates are beneficiaries of Sections 11, 12, 13, 14 and 15 of this Agreement and may enforce such sections of this Agreement.

17.	Survival: Sections 8 through 19 of this Agreement will survive the termination of this Agreement for any reason.

18.	Governing Law and Jurisdiction: This Agreement shall be governed by, subject to, and construed under the laws of the State of New York, irrespective of any otherwise applicable principles of conflicts of law. Consultant and Turtle Beach agree that any disputes arising under or related to this Agreement shall be heard exclusively in the state or federal courts covering Westchester County, New York. Consultant and Turtle Beach hereby submit to the jurisdiction of the aforementioned courts and irrevocably waive any objection that Consultant or Turtle Beach may now or hereafter have based on personal jurisdiction or to the laying of venue of any such action in the aforementioned courts, including without limitation any objection based on the grounds of forum non conveniens.

19.	Miscellaneous: This Agreement (a) constitutes the entire agreement between Consultant and Turtle Beach, and supersedes all prior understandings, agreements, practices and contracts, oral or written, between Consultant and Turtle Beach, with respect to Consultant’s provision of Services to Turtle Beach; (b) may be modified or waived only by a writing signed by both parties; (c) shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors, and permitted assigns; (d) is not assignable or transferable by Consultant, but is assignable and transferable by Turtle Beach; and (e) may be executed in counterparts, each of which when executed and delivered shall be deemed an original and when taken together shall constitute one and the same instrument. The invalidity of any provision of this Agreement shall not affect the validity of any other provision. All invalid provisions shall be deemed severed. This Agreement should not be construed for or against any party or be interpreted against either party on the basis that it was prepared by one party or the other. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Intending to be legally bound by every term of this Agreement and having read and understood each term of this Agreement, the parties hereto sign their names below knowingly, voluntarily, and without duress, coercion or undue influence:

Consultant		Turtle Beach Corporation

/s/ Rodney Schutt		/s/ Juergen Stark
By:	Rodney Schutt	By:	Juergen Stark
Title:	Consultant	Title:	CEO

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